EXHIBIT 99.1.1

RETURN DATE: August 7, 2012

CHARLES HENRY III, AHMED AMMAR, JOHN	)	SUPERIOR COURT
P. VAILE AS TRUSTEE OF JOHN P VAILE	)
LIVING TRUST, JOHN PAUL OTIENO,	)	JUDICAL DISTRICT OF
SOSVENTURES LLC, BRADFORD HIGGINS,	)
WILLIAM MAHONEY, ROBERT J. CONRADS,	)
EDWARD M. CONRADS, WILLIAM F.	)	STAMFORD / NORWALK
PETTINATI, JR., INDIVIDUALLY AND	)
DERIVATIVELY ON BEHALF OF GIDDINGS	)	AT STAMFORD
OIL & GAS LP, HUNTON OIL PARTNERS LP and	)
ASYM ENERGY FUND III LP	)
)
v.	)
)
GREGORY IMBRUCE, GIDDINGS	)
INVESTMENTS LLC, GIDDINGS GENPAR LLC,	)
HUNTON OIL GENPAR LLC, ASYM CAPITAL III LLC,	)
STARBOARD RESOURCES LLC, GLENROSE	)
HOLDINGS LLC, and ASYM ENERGY	)
INVESTMENTS LLC	)	July 19,2012

SECOND AMENDED COMPLAINT

INTRODUCTION

This is an action involving a multimillion dollar equity investment by the Plaintiffs in limited partnerships focused on the oil and gas industry wherein the individual Defendant, Gregory Imbruce, and/or his alter-ego affiliates (hereinafter, “Imbruce Defendants”, not including Defendant, Starboard Resources LLC), wrongfully committed numerous wrongful and fraudulent acts damaging the Plaintiffs, individually, and derivatively, to wit: acts involving self-dealing and the usurpation of corporate opportunities; misappropriation of funds; misappropriation of assets; fraud in connection with the surreptitious dilution of Plaintiffs' equity investments; fraudulent concealment of financial information and finalized deal terms affecting Plaintiffs' equity investments; fraud in the inducement in connection with misrepresentations made to Plaintiffs to induce them to invest with him, and numerous breaches of contract and fiduciary duties.

The Plaintiffs, on multiple occasions, have demanded that the Imbruce Defendants engage in corrective and remedial measures, to no avail. (See, for example, Demand Letter attached hereto as Exhibit A.) Imbruce in his multiple roles as Officer, General Partner, Director, Board Member, Member and/or Managing Member, is not disinterested, and is involved in all contested transactions, and thus, relative to Plaintiffs' derivative claims, demand futility exists. Indeed, Imbruce has continued with his campaign of concealment and self-dealing to this date, damaging Plaintiffs. Plaintiffs' damages claims against Defendant, Imbruce, primarily relate to his obligations to Plaintiffs, individually and derivatively, in connection with his capacity as Managing Member, and director of Starboard Resources LLC (hereinafter “Starboard”). Starboard is merely a nominal defendant for purposes of injunctive relief and interpleader. Plaintiffs seek only injunctive relief against the Imbruce Defendants relative to his capacity as officer and/or General Partner of Plaintiffs, Giddings Oil & Gas, LP, Hunton Oil Partners LP, and ASYM Energy Fund III LP.

PARTIES

1. Plaintiff, Charles Henry III (“Henry”), is an individual with an address at 1021 Main Street, Suite 2626, Houston, Texas 77702, and is a limited partner in Plaintiff, Giddings Oil & Gas, LP ("Giddings LP"), Hunton Oil Partners LP ("Hunton LP"), and ASYM Energy Fund III LP ("ASYM Energy LP").

2. Giddings LP is a Delaware Limited Partnership with its headquarters in Connecticut.

3. Hunton LP is a Delaware Limited Partnership with its headquarters in Connecticut.

4. ASYM Energy LP is a Delaware Limited Partnership with its headquarters in Connecticut.

5. Plaintiff, AHMED AMMAR (“Ammar”), is an individual with an address at 1021 Main Street, Suite 2626, Houston, Texas 77702, and is a limited partner in Giddings LP, Hunton LP and ASYM Energy LP.

6. Plaintiff, JOHN P. VAILE AS TRUSTEE OF JOHN P VAILE LIVING TRUST (“Vaile”), is an individual with an address at 2920 North Commonwealth Avenue, Chicago, Illinois 60657, and is a limited partner in Giddings LP.

7. Plaintiff, JOHN PAUL OTIENO (“Otieno”), is an individual with an address at 743 Oxford, Houston, Texas 77707, and is a limited partner in Giddings LP, Hunton LP and ASYM Energy LP.

8. Plaintiff, SOSVENTURES LLC (“SOSv”), is a Delaware limited liability company with its principal place of business in Connecticut, and is a limited partner in Giddings LP and ASYM Energy LP.

9. Plaintiff, BRADFORD HIGGINS (“Higgins”), is an individual who resides at 1079 Oenoke Ridge, New Canaan, Connecticut 06840. Higgins is a beneficiary of his IRA’s limited partnership interest in Giddings LP. Higgins is a limited partner in Hunton LP.

10. Plaintiff, WILLIAM MAHONEY (“Mahoney”), is an individual with an address at 991 Ponus Ridge Road, New Canaan, Connecticut 06840, and is a limited partner in Giddings LP and ASYM Energy LP.

11. Plaintiff, ROBERT J. CONRADS (“Robert Conrads”), is an individual with an address at Maritime Plaza, Suite 1975, San Francisco, CA 94111, and is a limited partner in Giddings LP and ASYM Energy LP.

12. Plaintiff, EDWARD M. CONRADS (“Edward Conrads is an individual with an address at Maritime Plaza, Suite 1975, San Francisco, CA 94111, and is a limited partner in Giddings LP and ASYM Energy LP.

13. Plaintiff, WILLIAM F. PETTINATI, JR. (“Pettinati”), is an individual with an address at 19 Huntington Woods Estates Drive, Tomball, Texas 77371, and is a limited partner in Giddings LP.

14. Henry, Ammar, Vaile, Otieno, SOSv, Higgins, Mahoney, Robert Conrads, Edward Conrads, and Pettinati are collectively referred to herein as the “Limited Partners.”

15. Defendant, GREGORY IMBRUCE (“Imbruce”), is an individual who, upon information and belief, resides at 92 Turtle Back Road, New Canaan, Connecticut 06840.

16. Defendant, GIDDINGS INVESTMENTS LLC (“Giddings LLC”), is a Delaware limited liability company located at 1055 Washington Blvd, Suite 410, Stamford, CT 06901, and, upon information and belief, is solely owned by Imbruce or one of his affiliates.

17. Upon information and belief, at all relevant times, Giddings LLC was owned and controlled by Imbruce, who exercised complete control over Giddings LLC with respect to all aspects of the business and its finances, including as to all dealings with Giddings LP, the Limited Partners, and Defendant, Starboard.

18. Defendant, GIDDINGS GENPAR LLC (“Genpar”) is a Delaware limited liability company, having its business address at 1055 Washington Blvd, Suite 410, Stamford, CT 06901.

19. At all relevant times, Genpar was the General Partner of Giddings LP.

20. Defendant, HUNTON OIL GENPAR LLC (“Hunton Genpar”) is a Delaware limited liability company, and headquartered in Connecticut, having its business address at 1055 Washington Blvd, Suite 410, Stamford, CT 06901.

21. At all relevant times, Hunton Genpar was the General Partner of Hunton LP, and was controlled by Imbruce and was the alter ego of Imbruce.

22. Defendant, ASYM CAPITAL III LLC (“Asym Genpar”) is a Delaware limited liability company, and headquartered in Connecticut, having its business address at 1055 Washington Blvd, Suite 410, Stamford, CT 06901.

23. At all relevant times, Asym Genpar was the General Partner of ASYM Energy LP, and was controlled by Imbruce and was the alter ego of Imbruce.

24. Defendant, STARBOARD RESOURCES LLC (“Starboard”), is a Delaware limited liability company headquartered in Texas with a business office at 300 E. Sonterra Boulevard, Suite 1220, San Antonio, Texas 78258.

25. Defendant, GLENROSE HOLDINGS LLC (“Glenrose”), is a Delaware limited liability company, headquartered in Connecticut, having its business address at 1055 Washington Blvd, Suite 410, Stamford, CT 06901, and is the alter ego of Imbruce.

26. Defendant, ASYM ENERGY INVESTMENTS LLC (“Asym LLC”), is a Delaware limited liability company, headquartered in Connecticut, having its business address at 1055 Washington Blvd, Suite 410, Stamford, CT 06901, is an affiliate of Glenrose, and the alter-ego of Imbruce.

27. Upon information and belief, at all relevant times, Imbruce’s company, Glenrose, was the Manager of Genpar, and Imbruce exercised complete control over Genpar with respect to all aspects of the business and its finances, including as to all dealings with Giddings LP, the Limited Partners, and Starboard.

28. The Limited Partners bring this action on behalf of themselves and derivatively on behalf of Giddings LP, Hunton LP and ASYM Energy LP.

29. The Imbruce Defendants have caused Giddings LP to abandon its purpose described in its Agreement of Limited Partnership and have diverted the Limited Partners’ rights to the Imbruce Defendants’ own ends in complete disregard of fiduciary obligations to Giddings LP, and, in turn, its Limited Partners.

30. Plaintiffs’ equity and assets in Giddings LP were surreptitiously contributed by Defendant, Imbruce, to Defendant, Giddings LLC, and then, in turn, such LP assets were contributed to Defendant, Starboard, without any wrongdoing on Starboard’s part, in exchange for an approximate 4.8% ownership interest therein, valued by Defendants at over $5,000,000.

31. In light of his actions and conduct, and, in his multiple roles as Officer, General Partner, Director, Board Member, Member and/or Managing Member, Imbruce and his affiliates are not disinterested, and are directly involved in all contested transactions, demand upon Imbruce to take actions on behalf of Giddings LP, Hunton LP and ASYM Energy LP as contemplated herein would be futile.

32. Plaintiffs will fairly and adequately represent the interests of Giddings LP, Hunton LP and ASYM Energy LP in enforcing and prosecuting their rights.

FACTS

33. On or about November 16, 2009, Giddings LP was formed by way of an Agreement of Limited Partnership (“Giddings LP Agreement”).

34. Pursuant to Article III of the Giddings LP Agreement, the initial purpose of Giddings LP was to, inter alia, “own and exploit the Drilling Participation Rights.”

35. The Drilling Participation Rights are defined in the Giddings LP Agreement to mean the “right of the Partnership or its affiliates to acquire up to a 15% participation interest in each well (as well as any increased percentage from purchases from non-consenting investors in each such well). Subject to the terms of this Agreement, the Drilling Participation Rights may be assigned to one or more joint ventures formed by or associated with the General Partner or its Affiliates.” Defendant, Giddings LLC, never paid to Giddings LP any consideration for any purported assignment of drilling rights.

36. Pursuant to Article I of the Giddings LP Agreement, “Partnership Assets” included “[a]ll assets whether tangible or intangible and whether real or personal at any time owned by the Partnership, including, without limitation, ... Drilling Participation Rights . . . .” (Emphasis added.)

37. Pursuant to Section 4.1 of the Giddings LP Agreement, the General Partner, Genpar, was vested with certain authority in connection with the Management of Giddings LP.

38. Pursuant to Section 4.5 (c) of the Giddings LP Agreement, the General Partner “shall not employ, or permit another to employ, the Partnership Assets in any manner except for the exclusive benefit of the Partnership.” Imbruce’s assignment of Drilling Participation Rights to Giddings LLC was not “for the exclusive benefit of the Partnership.”

39. Pursuant to Section 4.6 of the Giddings LP Agreement, the General Partner, Genpar, was entitled to engage in business activities in addition to those relating to the Partnership; however, Genpar “agrees that it shall in all cases conduct and maintain its outside activities in a manner which is fair to both the Partnership and others with whom the General Partner may be engaged in business, and the General Partner shall not intentionally or knowingly take unfair advantage of any Partnership business opportunity.”

40. Pursuant to Section 7.1 of the Giddings LP Agreement, an annual Management Fee equal to 2.0% of all Capital Commitments or Capital Contributions (whichever is greater) then received by the Partnership shall be paid by the Partnership to the General Partner in cash, in advance, in consideration for the services to be rendered by the General Partner in connection with the management of the Partnership.

41. The Limited Partners invested money into Giddings LP, and, accordingly, acquired certain rights, including rights in Partnership Assets and Drilling Participation Rights (“LP Rights”).

42. The LP Rights included a fifteen percent (15%) working interest in Impetro (“Impetro Participation Rights”).

43. On March 22, 2011, Imbruce, unbeknownst to Plaintiffs, embarked upon an active campaign of deception and concealment against the Plaintiffs, preventing them from objecting to and stopping the formation of new investment structures, the addition of new investors, and the granting of new, extensive, and damaging rights to said investors.

44. Said pattern is illustrated and evidenced by an e-mail attached hereto as Exhibit B, wherein Imbruce instructs his colleagues at Glenrose/Asym LLC that “[n]o one is ever permitted to send any materials to any LP, SOS, nor Brad Higgins without my [Imbruce’s] approval – there will be no exceptions.”

45. On or about May 6, 2011, Asym LLC, and Giddings LP, both by and through Defendant, Imbruce, entered into a Term Sheet ("Summerline Term Sheet") with non-party, Summerline Asset Management, LLC and its affiliates (collectively, "Summerline").

46. Said Term Sheet involved the formation, by Imbruce, of a new entity to purchase the distressed assets of an entity known as Impetro in exchange for, among other things, the granting of equity interests and other rights to Summerline in the new entity, now known as Starboard. The Impetro assets were purchased with money invested by the Limited Partners.

47. On or about June 2, 2011, Imbruce formed Starboard and surreptitiously contributed the Plaintiff limited partnership assets to said entity, discussed infra.

48. Moreover, on June 13, 2011, Imbruce entered into the attendant Starboard Operating Agreement. Plaintiffs were not given the Starboard Operating Agreement until long after it was consummated. (The Original Starboard Operating Agreement is attached hereto as Exhibit C.)

49. In forming Starboard and entering into the Operating Agreement, Imbruce secretly granted his alter ego, Giddings LLC, equity interests in Starboard, thus diluting the Limited Partners’ equity interests in the partnerships of which they were originally limited partners, including Giddings LP, and wrongfully converting the Limited Partners’ funds invested in Giddings LP.

50. In an act of fraudulent self-dealing and theft, Imbruce, through Genpar, assigned the Impetro Participation Rights to Imbruce’s company, Giddings LLC, without obtaining consideration for the Limited Partners, without notifying the Limited Partners, and without seeking the consent or approval of the Limited Partners.

51. Imbruce then granted Giddings LLC an approximate 4.8% interest in Starboard in exchange for contributing the Impetro Participation Rights that, in reality, belonged to Giddings LP, and its Limited Partners.

52. Imbruce has valued this 4.8% interest in Starboard as being in excess of $5,000,000.

53. Imbruce’s counsel has admitted that Giddings LP is the rightful owner of the LP Rights, including the Impetro Participation Rights, that the units in Starboard were purportedly held for the benefit of Giddings LP, and that Giddings LLC’s ownership was merely nominal. (See Exhibit D, incorporated herein by reference.) However, despite these admissions from Imbruce’s counsel, Imbruce himself has not complied with Plaintiffs’ demand for restitution dated June 6, 2012. (See Exhibit A, incorporated herein by reference.) Notably, Imbruce, nor his counsel (until the fraud was discovered), ever previously asserted that Giddings LLC was formed for “the benefit” of the Limited Partners, and that Imbruce’s ownership was merely “nominal.” It was only after this shell game was uncovered that Imbruce’s counsel tried to excuse his client’s theft, and then would only return the equity to Plaintiffs in exchange for a release. Imbruce further had the temerity to offer the 4.8% equity to resolve a dispute with non-party Summerline, despite not being the rightful owner.

54. On or about January 12, 2012, SOSv, Glenrose and Asym LLC entered into an Agreement, a copy of which is attached as Exhibit E (“January 2012 Agreement”), under which “ASYM” (defined as Imbruce, Glenrose and Asym LLC) represented that “ASYM has not diverted any oil and gas opportunities from ASYM or Starboard.”

55. This was a misrepresentation, as Imbruce clearly diverted the oil and gas opportunities described above.

56. Defendants, and Imbruce in particular, secretly embezzled the Impetro Participation Rights and wrongfully conveyed them to Giddings LLC, and, in turn, contributed said assets to Starboard for approximately 4.8% of equity therein, which equity rightfully belongs to Giddings LP and the Limited Partners.

57. Upon information and belief, the Imbruce Defendants committed the following wrongful acts, in connection with Giddings LP, Hunton LP and ASYM Energy LP:

a.	Misappropriating corporate assets and LP equity for personal use and/or unauthorized corporate use;

b.	Failing to disclose and actively concealing corporate financial information;

c.	Concealing the assignment to Giddings LLC and diluting the Limited Partners’ equity without consent;

d.	Failing to disclose past FINRA violations to Plaintiffs, Henry, Ammar, Vaile, Otieno, Mahoney, Edward Conrads, William Conrads and Pettinati;

e.	Failing to disclose past FINRA fines and censure to Plaintiffs, Henry, Ammar, Vaile, Otieno, Mahoney, Edward Conrads, William Conrads and Pettinati;

f.	Failing to disclose past affiliations with Bernard Madoff to certain Limited Partner Plaintiffs (not including SOSv);

g.	Falsely misrepresenting to the Limited Partners that the Limited Partners would have certain rights in connection with Giddings LP, including the LP Rights, including the Impetro Participation Rights;

h.	Falsely misrepresenting to the Limited Partners that the Limited Partners would have certain consent rights before certain transactions were consummated and certain actions were taken;

i.	Falsely representing to the Limited Partners that their input was and would be considered;

j.	Distributing or attempting to distribute shares/units without a final audit by Rothstein Kass; and

k.	Defrauding Defendant, Starboard, by claiming ownership in the Impetro assets contributed to Starboard and fraudulently procuring 4.8% equity in Starboard.

58. As described above, the Imbruce Defendants committed acts of dishonesty toward the Limited Partners in violation of the Giddings LP Agreement, by violating the Purpose of the Giddings LP Agreement, by exceeding the General Partner’s Authority as outlined in the Giddings LP Agreement, by engaging in Outside Activities in violation of the Giddings LP Agreement, by employing and permitting others to employ the Partnership Assets in manners not for the exclusive benefit of the Partnership, and by obtaining monies and assets exceeding what the General Partner was entitled to as a Management Fee under the Giddings LP Agreement.

59. Upon information and belief, Imbruce comingled personal and business funds and used the assets of Giddings LP, Giddings LLC and/or Genpar for personal use and not for the exclusive benefit of the Partnership or the Limited Partners.

60. Moreover, Imbruce exercised control over Giddings LP, Giddings LLC and Genpar to commit fraud or wrong, or dishonest or unjust acts in contravention of the Limited Partners’ legal rights, as described above.

61. Imbruce’s actions were made to advance Imbruce’s personal interests over the interests of Giddings LP and to the detriment of the Limited Partners and other investors in Giddings LP. Imbruce’s actions in connection with Giddings LP, inter alia, disqualify him from any management role in Giddings LP, Hunton LP and ASYM Energy LP.

FIRST COUNT: INJUNCTIVE RELIEF AGAINST IMBRUCE DEFENDANTS

1-61. Paragraphs 1 through 61 are hereby made Paragraphs 1 through 61 of the First Count, as if fully set forth herein.

62. Upon information and belief, Imbruce and his alter ego companies, Giddings LLC and Genpar, usurped the LP assets, including the Impetro Participation Rights, to further Imbruce’s own personal interests and not the interests of Giddings LP and its Limited Partners.

63. Imbruce and Genpar have breached the Giddings LP Agreement by, among other things:

a.	Engaging in activities and misconduct described above that were not necessary, incidental or appropriate for the accomplishment of the purpose of Giddings LP;

b.	Mismanaging Giddings LP;

c.	Exceeding the General Partner’s Authority as outlined in the Giddings LP Agreement;

d.	Employing and permitting others to employ the Partnership Assets in manners not for the exclusive benefit of the Partnership;

e.	Engaging in Outside Activities in violation of the Giddings LP Agreement; and

f.	Obtaining monies and assets exceeding what the General Partner was entitled to as a Management Fee under the Giddings LP Agreement.

64. In light of Imbruce’s civil theft, inter alia, Imbruce, Giddings LLC and Genpar must be enjoined from further using, transferring, assigning, distributing or disposing of any assets and rights of Giddings LP, Hunton LP and ASYM Energy LP, including any membership interests in Starboard, and/or shares of capital stock in Starboard.

65. Plaintiffs, individually and on behalf of Giddings LP, Hunton LP and ASYM Energy LP, have suffered and will continue to suffer extreme hardship and actual and immediate irreparable injury, loss and damage, if Imbruce is not immediately restrained from further using, transferring, assigning, distributing or disposing of any assets and rights of Giddings LP, Giddings LP, Hunton LP and ASYM Energy LP.

66. Plaintiffs have no adequate remedy at law and the injunctive relief sought is Plaintiffs’ only means for securing such relief as the continued wrongful acts by Imbruce, Giddings LLC, Genpar, Hunton Genpar, Asym Genpar, Glenrose and Asym LLC will irreparably harm Plaintiff.

67. There is a substantial likelihood that Plaintiffs will prevail on the merits.

68. Plaintiffs request a preliminary and permanent injunction ordering the Defendant, Imbruce, and his agents, employees and attorneys, and all those in active concert or participation with him, including Giddings LLC, Genpar, Hunton Genpar, Asym Genpar, Glenrose and Asym LLC, to:

a.
Refrain immediately from using, transferring, assigning, distributing or disposing of any assets and rights of Giddings LP, Hunton LP, and ASYM Energy LP, including any membership interests in Starboard, and/or shares of capital stock in Starboard; and

b.
Refrain immediately from controlling the finances of Giddings LP, Hunton LP, and ASYM Energy LP, and/or from controlling the distributions of Giddings LP, Hunton LP, and ASYM Energy LP’s interests in Starboard, and/or from controlling the membership interests of Starboard and/or the named limited partnerships’ interests in Starboard.

SECOND COUNT: INJUNCTIVE RELIEF AGAINST STARBOARD

1-68. Paragraphs 1 through 68 are hereby made Paragraphs 1 through 68 of the Second Count, as if fully set forth herein.

69. Plaintiffs further request:

a.	A preliminary and permanent injunction enjoining the Defendant, Starboard Resources LLC, from the issuance and delivery of any shares or share certificates to Defendant, Giddings Investments LLC;

b.
A preliminary and permanent injunction enjoining the Defendant, Starboard Resources LLC, from the delivery of any shares or share certificates to Imbruce and/or any of his affiliates, including the Defendant, General Partners;

c.
A mandatory injunction mandating that the Defendant, Starboard Resources LLC, deliver shares to the Limited Partners of Plaintiffs, Giddings Oil & Gas LP, Hunton Oil Partners LP, ASYM Energy Fund III LP, on an agreed percentage reflected in the Limited Partnership Agreements on a pro rata basis; and

d.
A mandatory injunction mandating that the Defendant, Starboard Resources LLC, deliver shares to the Limited Partners of Giddings Oil & Gas LP reflecting the equity wrongfully converted by Defendants, Imbruce and Giddings Investments LLC.

THIRD COUNT: FRAUD AGAINST IMBRUCE DEFENDANTS

1-69. Paragraphs 1 through 69 of the Complaint are hereby made Paragraphs 1 through 69 of the Third Count, as if fully set forth herein.

70. In connection with all transactions referenced herein concerning Giddings LP, Imbruce, in his fiduciary capacity vis-à-vis Starboard, fraudulently concealed material information from the Limited Partners, omitted material facts and made fraudulent misrepresentations and false statements of material fact to Plaintiffs.

71. These representations were untrue and known to be untrue by Imbruce at the time they were made.

72. These representations were made in order to induce Plaintiffs to make equity investments with and through Imbruce, and to approve certain transactions.

73. Plaintiffs reasonably and justifiably relied, to their detriment, on these representations and were further injured by Imbruce’s and the other Imbruce Defendants’ material omissions and concealment.

74. As a direct and proximate result of the aforementioned fraud, Plaintiffs have been damaged.

FOURTH COUNT:   BREACH OF FIDUCIARY DUTIES AGAINST IMBRUCE

1-74. Paragraphs 1 through 74 of the Complaint are hereby made Paragraphs 1 through 74 of the Fourth Count, as if fully set forth herein.

75. A fiduciary relationship existed between the Plaintiffs, individually and on behalf of Giddings LP, and the Defendant, Imbruce, in his capacity as Managing Member and director of Starboard.

76. The fiduciary relationship gave rise to a duty of loyalty on the part of Imbruce towards the Plaintiffs and Giddings LP which in turn gave rise to an obligation to act in the best interests of the Plaintiffs and Giddings LP as well as a fiduciary obligation to act in good faith in any matter relating to the Plaintiffs and Giddings LP, including an attendant duty to disclose.

77. The Defendant, Imbruce, in his multiple capacities, advanced his own interests to the detriment of the Plaintiffs, and thereby breached his fiduciary duties to Plaintiffs, including Giddings LP.

78. As a direct and proximate result of the aforementioned breaches of fiduciary duties, the Plaintiffs, individually and on behalf of Giddings LP, have sustained damages.

FIFTH COUNT: CONVERSION AGAINST IMBRUCE DEFENDANTS

1-78. Paragraphs 1 through 78 of the Complaint are hereby made Paragraphs 1 through 78 of the Fifth Count, as if fully set forth herein.

79. The Imbruce Defendants, without authorization, diverted Giddings LP’s assets, including the LP Rights and the Impetro Participation Rights, for their own use to the exclusion of and to the detriment of Giddings LP and the Limited Partners.

80. The Imbruce Defendants, without authorization, diverted and converted Giddings LP’s equity in Starboard.

81. The Imbruce Defendants’ conduct in assigning the Impetro Participation Rights to Giddings LLC, and, in turn, conveying such assets in procuring Starboard equity, constitutes conversion.

82. The Imbruce Defendants continue to wrongfully exercise dominion and control over Giddings LP’s assets and rights of the Limited Partners, converting them to their own use and enjoyment in a manner inconsistent with Giddings LP’s rights.

83. As a result of The Imbruce Defendants’ conversion, Plaintiffs have suffered damages.

SIXTH COUNT: CIVIL THEFT AGAINST IMBRUCE DEFENDANTS

1-83. Paragraphs 1 through 83 of the Complaint are hereby made Paragraphs 1 through 83 of the Sixth Count, as if fully set forth herein.

84. As a result of the actions described above, the Imbruce Defendants have wrongfully obtained and withheld property of the Limited Partners and Giddings LP with the intent to deprive them of that property and appropriate same for the Imbruce Defendants.

85. By virtue of the foregoing, Plaintiffs have suffered and will continue to suffer damages.

86. By virtue of the foregoing, Plaintiffs are entitled to treble damages pursuant to Connecticut General Statutes § 52-564.

SEVENTH COUNT: VIOLATION OF THE CONNECTICUT UNFAIR TRADE

PRACTICES ACT, GENERAL STATUTES § 42-110b, et. seq., AGAINST IMBRUCE DEFENDANTS

1-86. Paragraphs 1 through 86 of the Complaint are hereby made Paragraphs 1 through 86 of the Seventh Count, as if fully set forth herein.

87. The Imbruce Defendants are persons as defined in Connecticut General Statutes § 42-110a.

88. At all times relevant herein, the Imbruce Defendants were engaged in trade or commerce.

89. The Imbruce Defendants acted with the unlawful and improper purpose of diverting assets for their own use, engaging in self-dealing, conversion, usurping company assets, and placing their interests and the interests of other companies related to them ahead of and in contravention to the best interests of the companies in which Plaintiffs, individually and on behalf of Giddings LP, had an interest.

90. The Imbruce Defendants’ aforementioned actions and conduct constitute unfair and deceptive acts or practices in the conduct of trade or commerce in violation of CUTPA, in that said conduct was unethical, oppressive and unscrupulous.

91. The Imbruce Defendants’ misconduct violated public policy.

92. The Imbruce Defendants’ aforementioned actions and conduct constitute unfair and deceptive acts or practices in the conduct of trade or commerce in violation of CUTPA, in that said conduct violates established concepts of fairness.

93. The Imbruce Defendants’ misconduct violates the Connecticut Unfair Trade Practices Act, Connecticut General Statutes § 42-110a, et seq.

94. As a result of the Imbruce Defendants’ misconduct, Plaintiffs, individually and on behalf of Giddings LP, have suffered actual and ascertainable losses.

95. Plaintiffs further seek punitive damages for said unfair trade practices.

96. A copy of this Complaint has been mailed to the Office of the Attorney General of the State of Connecticut and the Department of Consumer Protection pursuant to General Statutes § 42-110g.

EIGHTH COUNT: UNJUST ENRICHMENT AGAINST IMBRUCE DEFENDANTS

1-96. Paragraphs 1 through 96 of the Complaint are hereby made Paragraphs 1 through 96 of the Eighth Count, as if fully set forth herein.

97. By their wrongful acts, the Imbruce Defendants were unjustly enriched at the expense of and to the detriment of Giddings LP and the Limited Partners.

98. Giddings LP is entitled to restitution from the Imbruce Defendants and seek an order of this Court disgorging all profits, benefits and other compensation, assets or rights obtained by the Imbruce Defendants from their wrongful conduct and fiduciary breaches.

NINTH COUNT: CIVIL CONSPIRACY AGAINST IMBRUCE DEFENDANTS

1-98. Paragraphs 1 through 98 of the Complaint are hereby made Paragraphs 1 through 98 of the Ninth Count, as if fully set forth herein.

99. Imbruce, as Managing Member and director of Starboard, together with Giddings LLC, Genpar, Hunton Genpar, Asym Genpar, Glenrose, and Asym LLC, agreed by words or conduct to accomplish the unlawful goal of defrauding Plaintiffs, and to conceal such fraud.

100. As a direct and proximate result of such conspiracy, Plaintiffs have been damaged.

TENTH COUNT:ACTION FOR ACCOUNTING AGAINST IMBRUCE DEFENDANTS

1-100. Paragraphs 1 through 100 of the Complaint are hereby made Paragraphs 1 through 100 of the Tenth Count, as if fully set forth herein.

101. On various occasions, the Limited Partners requested financial information from Imbruce relating to their investments and partnership interests and rights, as well as an inspection of all books and records, to ascertain an accounting of his business activities.

102. Imbruce has repeatedly failed and refused to provide such information.

103. Plaintiffs request an Order from this Court providing for an accounting of the business activities of the Imbruce Defendants in connection with Plaintiffs and Giddings LP, Hunton LP and ASYM Energy LP from January 1, 2009, to the present; the appointment of a receiver, and a judgment in accordance with said accounting.

ELEVENTH COUNT:ACTION FOR IMPOSITION OF A CONSTRUCTIVE TRUST AGAINST IMBRUCE DEFENDANTS

1-103. Paragraphs 1 through 103 of the Complaint are hereby made Paragraphs 1 through 103 of the Eleventh Count, as if fully set forth herein.

104. Imbruce has wrongly retained funds and assets of the Limited Partners and Giddings LP, Hunton LP and ASYM Energy LP, and has used said funds and assets for his own enrichment and/or will wrongly retain funds and assets of the Limited Partners and Giddings LP, Hunton LP and ASYM Energy LP, and use said funds and assets for his own enrichment.

105. Imbruce has failed and/or will fail to account for said funds and return said funds at the request of Limited Partners and Giddings LP, Hunton LP and ASYM Energy LP.

106. Imbruce has engaged in the aforementioned acts intentionally and with reckless indifference to the Plaintiffs’ rights.

107. As a result of the aforementioned conduct, the Plaintiffs seek a judgment that the Court impose a constructive trust over funds and assets of the Imbruce Defendants for the benefit of the Limited Partners and Giddings LP, Hunton LP and ASYM Energy LP.

WHEREFORE, the Plaintiffs claim the following relief:

AS TO THE FIRST COUNT:

1. A preliminary and permanent injunction ordering the Defendant, Imbruce, and his agents, employees and attorneys, and all those in active concert or participation with him, including Giddings LLC, Genpar, Hunton Genpar, Asym Genpar, Glenrose and Asym LLC, to refrain immediately from using, transferring, assigning, distributing or disposing of any assets and rights of Giddings LP, Hunton LP, and ASYM Energy LP, including any membership interests in Starboard Resources LLC, and/or shares of capital stock in Starboard;

2. A preliminary and permanent injunction ordering the Defendant, Imbruce, and his agents, employees and attorneys, and all those in active concert or participation with him, including Giddings LLC, Genpar, Hunton Genpar, Asym Genpar, Glenrose and Asym LLC, to refrain from controlling the finances of Giddings LP, Hunton LP, and ASYM Energy LP, and/or from controlling the distributions of Giddings LP, Hunton LP, and ASYM Energy LP’s interests in Starboard, and/or from controlling the membership interests of Starboard and/or the named limited partnerships’ interests in Starboard; and

3. Such other relief as in law or equity may appertain.

AS TO THE SECOND COUNT:

1. A preliminary and permanent injunction enjoining the Defendant, Starboard Resources LLC, from the issuance and delivery of any shares or share certificates to Defendant, Giddings Investments LLC;

2. A preliminary and permanent injunction enjoining the Defendant, Starboard Resources LLC, from the delivery of any shares or share certificates to Imbruce and/or any of his affiliates, including the Defendants, General Partners;

3. A mandatory injunction mandating that the Defendant, Starboard Resources LLC, deliver shares to the Limited Partners of Plaintiffs, Giddings Oil & Gas LP, Hunton Oil Partners LP, ASYM Energy Fund III LP, on an agreed percentage reflected in the Limited Partnership Agreements on a pro rata basis; and

4. A mandatory injunction mandating that the Defendant, Starboard Resources LLC, deliver shares to the Limited Partners of Giddings Oil & Gas LP reflecting the equity wrongfully converted by Defendants, Imbruce and Giddings Investments LLC; and

5. Such other relief as in law or equity may appertain.

AS TO THE THIRD COUNT:

1. Money damages;

2. Punitive damages;

3. Attorneys’ fees;

4. Interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE FOURTH COUNT:

1. Money damages;

2. Punitive damages;

3. Attorneys’ fees;

4. Interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE FIFTH COUNT:

1. Money damages;

2. Punitive damages;

3. Attorneys’ fees;

4. Interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE SIXTH COUNT:

1. Money damages;

2. Treble damages pursuant to General Statutes § 52-564;

3. Attorneys’ fees;

4. Interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE SEVENTH COUNT:

1. Money damages;

2. Attorneys’ fees pursuant to General Statutes § 42-110g;

3. Punitive damages pursuant to General Statutes § 42-110g;

4. Prejudgment and postjudgment interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE EIGHTH COUNT:

1. Money damages;

2. Restitution from the Imbruce Defendants and seek an order of this Court disgorging all profits, benefits and other compensation, assets or rights obtained by the Imbruce Defendants from their wrongful conduct and fiduciary breaches;

3. Interest; and

4. Such other relief as in law or equity may appertain.

AS TO THE NINTH COUNT:

1. Money damages;

2. Punitive damages;

3. Attorneys’ fees;

4. Interest; and

5. Such other relief as in law or equity may appertain.

AS TO THE TENTH COUNT:

1. An Order from this Court providing for an accounting of the business activities of the Imbruce Defendants in connection with Plaintiffs and Giddings LP, Hunton LP and ASYM Energy LP from January 1, 2009, to the present, to the present;

2. The appointment of a receiver;

3. A judgment in accordance with said accounting; and

4. Such other relief as in law or equity may appertain.

AS TO THE ELEVENTH COUNT:

1. A judgment that the Court impose a constructive trust over funds and assets of Imbruce Defendants for the benefit of the Limited Partners and Giddings LP, Hunton LP and ASYM Energy LP; and

2. Such other relief as in law or equity may appertain.

THE PLAINTIFFS,

By:
Jonathan P. Whitcomb DISERIO MARTIN O’CONNOR & CASTIGLIONI, LLP One Atlantic Street Stamford, CT 06901 Telephone: (203) 358-0800 Facsimile: (203) 348-2321

RETURN DATE: August 7, 2012

CHARLES HENRY III, AHMED AMMAR, JOHN	)	SUPERIOR COURT
P. VAILE AS TRUSTEE OF JOHN P VAILE	)
LIVING TRUST, JOHN PAUL OTIENO,	)	JUDICAL DISTRICT OF
SOSVENTURES LLC, BRADFORD HIGGINS,	)
WILLIAM MAHONEY, ROBERT J. CONRADS,	)
EDWARD M. CONRADS, WILLIAM F.	)	STAMFORD / NORWALK
PETTINATI, JR., INDIVIDUALLY AND	)
DERIVATIVELY ON BEHALF OF GIDDINGS	)	AT STAMFORD
OIL & GAS LP, HUNTON OIL PARTNERS LP and	)
ASYM ENERGY FUND III LP	)
)
v.	)
)
GREGORY IMBRUCE, GIDDINGS	)
INVESTMENTS LLC, GIDDINGS GENPAR LLC,	)
HUNTON OIL GENPAR LLC, ASYM CAPITAL III LLC,	)
STARBOARD RESOURCES LLC, GLENROSE	)
HOLDINGS LLC, and ASYM ENERGY	)
INVESTMENTS LLC	)	July 19,2012

STATEMENT OF AMOUNT IN DEMAND

The amount in demand in the above-entitled action, exclusive of interest and costs, is in excess of FIFTEEN THOUSAND ($15,000.00) DOLLARS.

THE PLAINTIFFS,

By:
Jonathan P. Whitcomb DISERIO MARTIN O’CONNOR & CASTIGLIONI LLP #102036 One Atlantic Street Stamford, CT 06901 (203) 358-0800